Exhibit (a)(5)(J)

UCB Announces Expiration of Hart-Scott-Rodino Waiting Period for Proposed Acquisition of Zogenix, Inc.

Brussels (Belgium), 4 March 2022 – 8.00 am (CEST) – UCB (Euronext: UCB) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), in connection with UCB’s pending acquisition of Zogenix, Inc. (NASDAQ: ZGNX) expired at 11:59 p.m., Eastern time, on March 3, 2022.

As previously announced on February 1, 2022, UCB commenced, through an indirect wholly-owned subsidiary, Zinc Merger Sub, Inc., a tender offer to purchase all outstanding shares of Zogenix for a purchase price per share of US$ 26.00 in cash at closing, plus a contingent value right (CVR) for a potential cash payment of US$ 2.00 upon EU approval by December 31, 2023, of FINTEPLA® as an orphan medicine for treatment of Lennox-Gastaut syndrome (LGS). As previously announced on February 28, 2022, the tender offer will expire at 5:00 p.m., Eastern time, on March 4, 2022. The tender offer may be extended further in accordance with the merger agreement and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

The expiration of the HSR waiting period satisfies one of the conditions necessary for the consummation of the tender offer. Consummation of the tender offer remains subject to other conditions described in the tender offer statement on Schedule TO filed with the SEC on February 1, 2022, as amended, including the tender of shares representing at least a majority of the total number of Zogenix’s outstanding shares and other customary conditions.

The Depositary for the tender offer is American Stock Transfer & Trust Company, LLC. The Information Agent for the tender offer is Innisfree M&A Incorporated. The tender offer materials may be obtained at no charge by directing a request by mail to Innisfree M&A Incorporated or by calling toll free at (888) 750-5835, and may also be obtained at no charge at the website maintained by the SEC at www.sec.gov.

For further information, contact UCB:

Investor Relations

Antje Witte

T +32.2.559.9414

antje.witte@ucb.com

Corporate Communications

Laurent Schots, Media Relations

T+32.2.559.9264

Laurent.schots@ucb.com

Nick Francis

T +44 7769 307745

Nick.francis@ucb.com

Erica Puntel (U.S. Media)

T +404 938 5359

Erica.puntel@ucb.com

About UCB

UCB, Brussels, Belgium (www.ucb.com) is a global biopharmaceutical company focused on the discovery and development of innovative medicines and solutions to transform the lives of people living with severe diseases of the immune system or of the central nervous system. With approximately 8 600 people in approximately 40 countries, the company generated revenue of € 5.8 billion in 2021. UCB is listed on Euronext Brussels (symbol: UCB). Follow us on Twitter: @UCB_news.

Important Information About the Tender Offer

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Zogenix, Inc. (“Zogenix”) or any other securities, nor is it a substitute for the tender offer materials described herein. A tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, has been filed by UCB S.A. (“UCB”) and Zinc Merger Sub, Inc., an indirect wholly-owned subsidiary of UCB, with the Securities and Exchange Commission (the “SEC”), and a solicitation/recommendation statement on Schedule 14D-9 has been filed by Zogenix with the SEC.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY BOTH THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the Offer to Purchase, the related Letter of Transmittal, certain other tender offer documents and the Solicitation/Recommendation Statement and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Innisfree M&A Incorporated, the Information Agent for the offer, by calling toll free at (888) 750-5835. In addition, Zogenix files annual, quarterly and current reports and other information with the SEC, which are available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by UCB in connection with the offer may be obtained at no charge on UCB’s internet website at www.ucb.com or by contacting UCB at Allée de la Recherche, 60 1070 Brussels, Belgium, or Tel: +32 2 559 99 99. Copies of the documents filed with the SEC by Zogenix may be obtained at no charge on Zogenix’s internet website at www.zogenix.com or by contacting Zogenix at 5959 Horton St Fl 5, Emeryville, California, 94608, USA, or Tel: +1 (510) 550 8300.

Forward looking statements

This news release of UCB S.A., Brussels, Belgium (the “company”) includes statements that are not statements of historical fact, or “forward-looking statements,” including with respect to the company’s proposed acquisition of Zogenix. Such forward-looking statements include, but are not limited to, the ability of the company and Zogenix to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the offer contemplated thereby and the other conditions set forth in the merger agreement, statements about the expected timetable for completing the transaction, the company’s and Zogenix’s beliefs and expectations and statements about the benefits sought to be achieved in the company’s proposed acquisition of Zogenix, the potential effects of the acquisition on both the company and Zogenix, the possibility of any termination of the merger agreement, as well as the expected benefits and success of Zogenix’s product candidates. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. There can be no guarantees that the conditions to the closing of the proposed transaction will be satisfied on the expected timetable or at all or that pipeline products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of Zogenix’s shares will be tendered in the offer by Zogenix’s stockholders; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the offer and the merger may not be satisfied or waived; the effects of disruption from the transactions contemplated by the merger agreement and the impact of the announcement and pendency of the transactions on Zogenix’s business; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; the risks related to non-achievement of the CVR milestones and that holders of the CVRs will not receive payments in respect of the CVRs; the global spread and impact of COVID-19, changes in general economic, business and competitive conditions, the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms or within expected timing, costs associated with research and development, changes in the prospects for products in the pipeline or under development by UCB, effects of future judicial decisions or governmental investigations, safety, quality, data integrity or manufacturing issues; potential or actual data security and data privacy breaches, or disruptions of our information technology systems, product liability claims, challenges to patent protection for products or product candidates, competition from other products including biosimilars, changes in laws or regulations, exchange rate fluctuations, changes or uncertainties in tax laws or the administration of such laws, and hiring and retention of its employees.

UCB expressly disclaims any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law.